EXHIBIT 5.1

July 8, 2004

Rent-Way, Inc.
One RentWay Place
Erie, Pennsylvania 16505

Ladies and Gentlemen:

Re: Registration Statement on Form S-8 (File No. 333- ).

        We are delivering this opinion at your request in connection with the registration by Rent-Way, Inc. (the “Company”) under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Act”), of 1,700,000 shares of the Company’s Common Stock, without par value (the “Shares”), for issuance and sale by the Company pursuant to the above-referenced registration statement (the “Registration Statement”) upon exercise of options granted under the Company’s 2004 Stock Option Plan (the “Plan”).

        The opinion set forth in this letter is based upon (1) our review of (a) the Registration Statement, (b) the Plan, (c) originals, or copies authenticated to our satisfaction, of the Company’s Articles of Incorporation, as amended, its By-laws, as amended, and records of certain of its corporate proceedings and (d) such other certificates, opinions and instruments as we have deemed necessary and (2) our review of such published sources of law as we have deemed necessary. We have assumed that when the Shares are sold appropriate certificates complying with applicable law evidencing the Shares will be properly executed.

        Based upon the foregoing, it is our opinion that the Shares have been duly authorized, and when the Shares are issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

HODGSON RUSS LLP

By: /s/ Mary Catherine Malley
Mary Catherine Malley, Esq